Exhibit 10.1

Appendix A

AMENDMENT NO. 1 TO THE

PHIO PHARMACEUTICALS CORP.

2020 LONG TERM INCENTIVE PLAN

WHEREAS, Phio Pharmaceuticals Corp. (the “Company”) maintains the Phio Pharmaceuticals Corp. 2020 Long-Term Incentive Plan, amended and restated on September 11, 2025 (the “Plan”);

WHEREAS, pursuant to Section 2(b)(vi) of the Plan, the Board of Directors (the “Board”) may amend the Plan in any respect the Board deems necessary or advisable; provided that, amendments to the Plan must be approved by the Company’s stockholders if and to the extent required by applicable laws or stock exchange requirements;

WHEREAS, pursuant to Section 2(d) of the Plan, the Board has delegated administration of the Plan to the Compensation Committee of the Board of Directors (the “Compensation Committee”);

WHEREAS, the Compensation Committee, in consultation with legal and financial advisors, has determined that it is necessary, advisable and in the best interests of the Company and its stockholders to increase the number of shares of the Company’s common stock, $0.0001 par value per share, reserved for issuance under the Plan by 1,500,000 shares (the “Share Increase”);

WHEREAS, pursuant to Section 2(b)(vi) of the Plan, in order to effect the Share Increase, approval of the Company’s stockholders must be obtained (the “Stockholder Approval”);

WHEREAS, the Compensation Committee has approved the Share Increase and has recommended that the Board adopt and approve the Share Increase subject to Stockholder Approval;

WHEREAS, the Board desires to amend the Plan to provide for the Share Increase as set forth in this amendment to the Plan (this “Amendment”), effective upon receipt of the Stockholder Approval; and

WHEREAS, capitalized terms used in this Amendment but not defined herein shall have the meaning given to them in the Plan.

NOW, THEREFORE, the Board hereby amends the Plan, effective upon receipt of the Stockholder Approval, as follows:

1. Section 3 of the Plan is deleted and replaced in its entirety with the following:

“3.       SHARES SUBJECT TO THIS PLAN.

(a) Share Reserve.

(i) Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to Stock Awards from and after the Effective Date will not exceed 2,452,017 shares of Common Stock plus (A) any shares of Common Stock that remain available for grant under the Prior Plan as of the Effective Date and (B) any shares of Common Stock subject to outstanding awards under the Prior Plan as of the Effective Date (such outstanding awards the “Prior Plan Awards”) that on or after the Effective Date are forfeited, terminated, expire or otherwise lapse without being exercised (to the extent applicable), or are settled in cash (the “Share Reserve”).

(ii) For clarity, the Share Reserve is a limitation on the number of shares of Common Stock that may be issued under this Plan. As a single share may be subject to grant more than once (e.g., if a share subject to a Stock Award is forfeited, it may be made subject to grant again as provided in Section 3(b) below), the Share Reserve is not a limit on the number of Stock Awards that can be granted.

(iii) Shares may be issued under the terms of this Plan in connection with a merger or acquisition as permitted by NASDAQ Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under this Plan.

(iv) Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate Fair Market Value on the date of grant of Shares subject to Awards granted under this Plan, together with any cash compensation paid or payable, during any calendar year to any one Non-Employee Director shall not exceed $500,000; provided, however, that in the calendar year in which a Non-Employee Director first joins the Board or is designated as Chair of the Board, such maximum dollar value may be up to two hundred percent (200%) of the dollar value set forth in the foregoing limit. The limitation described in this Section shall be determined without regard to amounts paid to a Non-Employee Director during or for any period in which such individual was an employee or consultant, and any severance and other payments paid to a Non-Employee Director for such director’s prior or current service to the Company or any Subsidiary other than serving as a director shall not be taken into account in applying the limit provided above. For the avoidance of doubt, any compensation that is deferred shall be counted toward this limit for the year in which it was first earned, and not when paid or settled.

(b) Reversion of Shares to the Share Reserve. If a Stock Award or any portion of a Stock Award expires, is cancelled or forfeited or otherwise terminates without all of the shares covered by the Stock Award having been issued, then the shares of Common Stock subject to the Stock Award (or portion thereof) that expires, is cancelled or forfeited or otherwise terminates shall revert and again be available for issuance under this Plan. If any shares of Common Stock are repurchased by the Company using proceeds from the exercise or purchase price of a Stock Award, or retained because the Stock Award (or a portion thereof) is settled in cash (i.e., the Participant receives cash rather than stock), then the shares that are repurchased or retained shall not revert and will not become available for issuance under this Plan. Any shares retained and not issued by the Company in satisfaction of tax withholding obligations on a Stock Award or as consideration for the exercise or purchase price of a Stock Award will reduce the number of shares of Common Stock that are available for issuance under this Plan and such shares shall not be available for issuance under this Plan.

(c) Incentive Stock Option Limit. Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued on the exercise of Incentive Stock Options will be 2,452,017 shares of Common Stock.

(d) Source of Shares. The stock issuable under this Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise or shares classified as treasury shares.”